Exhibit 10.59

MANUFACTURING AGREEMENT FOR CONSUMABLES

This MANUFACTURING AGREEMENT FOR CONSUMABLES (hereinafter referred to as “Agreement”) is made and entered into as of the October 26, 2018. (hereinafter “Effective Date”), by and between
NPI SOLUTIONS, (hereinafter “Seller”), having a principal place of business at
685 Jarvis Dr, Morgan Hill, CA 95037, and RESTORATION ROBOTICS, INC.,
(hereinafter “Buyer”), having a principal place of business at 128 Baytech Drive, San Jose, CA 95134. Seller and Buyer are collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, Buyer and Seller desire to enter into a Manufacturing Agreement for Consumables pursuant to which Buyer wishes to engage Seller to manufacture certain products, which include subassemblies and components; and

NOW THEREFORE, in consideration of the premises and undertakings hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	TERM
1.1

The term of this Agreement shall commence upon the Effective Date, and shall continue for twenty four (24) months (“Initial Term”) and shall automatically renew for additional twelve (12) month periods (“Renewal Term”) unless either Party gives one hundred eighty (180) days advance notice of its intent to terminate pursuant to Section 12. The Initial Term, together with any Renewal Term, is referred to as the “Term”.

2.	TERMS OF SALE
2.1	Forecast; Orders.
(a)	During the Term of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the products, including the subassemblies and components, from time to time (the “Products”).
(b)

Buyer shall provide Seller, on a monthly basis, a rolling twelve (12) month forecast indicating Buyer’s monthly Product requirements. The first ninety (90) days of the forecast will constitute Buyer’s written purchase order for Products to be delivered during such ninety (90) day period. The remainder of the forecast beyond ninety (90) days is binding only with respect to Buyer’s liability for materials in Section 2.4 and elsewhere in this Agreement.

(c)

Each purchase order shall reference this Agreement and the applicable Specifications (defined below), specify the quantity, model number, revision level, delivery date(s) and description of Products to be purchased. Buyer may use its standard purchase order form for any notice to be provided under this Agreement provided that each purchase order accepted by Seller shall constitute a firm and binding contract, consisting of the terms of: (1) this Agreement, (2) exhibits to this Agreement, (3) any terms conspicuously typewritten on the face of the purchase order that are not inconsistent with the terms of this Agreement, and (4) any terms in Seller’s written acceptance that are not inconsistent with this Agreement and that are subsequently agreed to by Buyer in writing. Such terms in Seller’s written acceptance are subject to review and acceptance by Buyer.

(d)

Purchase orders and purchase order amendments shall normally be deemed accepted by Seller, provided that Seller may reject any purchase order or purchase order amendment that is outside of the flexibility parameters provided in Section 2.3 below, (b) if the fees reflected in the purchase order are inconsistent with the Parties’ agreement with respect to the fees; (c) if the purchase order represents a significant deviation from the forecast for the same quarterly period in the previous year, unless such deviation is within the parameters of Section 2.3; or (d) if a purchase order would extend Seller’s liability beyond Buyer’s approved credit line. Seller will use commercially reasonable efforts to notify Buyer of the acceptance or rejection of an order within five (5) business days of its receipt. This Agreement sets forth the terms and conditions applicable to all purchase orders issued during the term of this Agreement, irrespective of

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whether this Agreement is referenced by the purchase orders. The terms and conditions of this Agreement replace in their entirety any and all of the pre-printed purchase order terms and conditions appearing on Buyer’s purchase order forms.

2.2	Precedence. In the event of any conflict between the terms of this Agreement and the terms of any exhibit or purchase order, the order of precedence is as follows:
1.	The terms of this Agreement;
2.	The terms of any exhibits to this Agreement; and
3.	The terms on the face of Buyer’s purchase order.
4.	The terms of Seller’s written acceptance (if any) of Buyer’s purchase order, as described in Section 2.1 above.
2.3	Increases, Rescheduling and Cancellation.
(a)

Subject to Section 2.4 below, Buyer may increase, reschedule, or cancel the quantity of any Products specified in a purchase order by delivering to Seller, by email, mail or facsimile, a written change order in accordance with the provisions of this Section 2.3, or in connection with an ECO (defined below) (hereinafter “Change Order”). No Change Order shall be effective until it is actually received and accepted by Seller’s authorized representative.

(b)

Subject to Section 2.4 below, Buyer may increase the quantity of any Product specified in a purchase order from the quantity originally set forth for the same period in the forecast provided by Buyer by delivering to Seller a Change Order, which is actually received and accepted by an authorized representative of Seller, which acceptance may or may not be granted in Seller’s sole discretion. Quantities of the Products ordered for any calendar month may not exceed the original purchase order quantity without the prior written consent of Seller, which consent shall not be unreasonably withheld. In any event, Seller reserves the right to ship the increased quantities separately from the original order quantities. In addition, Seller will use reasonable commercial efforts to meet any quantity increases, which are subject to materials and capacity availability. If Seller agrees to accept a reschedule to pull in a delivery date or an increase in quantities in excess of the purchase order and if there are extra costs to meet such reschedule or increase, Seller will inform Buyer for its acceptance and approval in advance.

(c)

Subject to Section 2.4 below, Buyer may reschedule all or any portion of a purchase order by delivering to Seller a Change Order, which is actually received and accepted by an authorized representative of Seller, within the number of days as specified below before the originally scheduled shipment date for the Product; provided, however, that in no event shall Buyer reschedule any quantities decreased or rescheduled in a manner contrary to the terms in this Agreement.

Number of Working Days (Calendar Days) Advance Notice	Percentage of Schedule Shipment that may be Decreased (up to)	Percentage of Schedule Shipment that may be Increased (up to)
0 - 30	0%	0%
31 - 60	0%	15%
61 - 90	15%	30%
91 - 120	50%	75%
121 or more days	100%	100%
(d)

2.4

Materials Procurement; Buyer Responsibility for Materials. Buyer is responsible, under the conditions provided in this Agreement, for all materials and inventory purchased by Seller under this Agreement in the event that Seller purchases and receives material for purchase orders that Seller is not allowed to build and ship to dates in purchase orders as accepted by Seller due to any Change Order outside of the parameters set forth in Section 2.3 above, or due to any ECR requested by Buyer as further provided in this Agreement.
(a)

Buyer’s forecast and Buyer’s purchase orders accepted by Seller and the schedule of Long Lead Materials that is set forth in Appendix A (the “Long Lead Time Materials List”), as amended from time to time by the Parties including through written correspondence, are authorization for Seller to purchase, without Buyer’s prior approval (a) all inventory and materials required to manufacture the Products covered by such purchase orders and forecast based on the lead time to procure the materials plus the manufacturing cycle time required from the delivery of the materials to Seller’s facility to the completion of the manufacture, assembly and test processes (the “Lead Time”) (the “Long Lead Time Materials”); and (b) certain special inventory and materials required to manufacture the Products covered by Buyer’s forecast that have Lead Times exceeding the period covered by the accepted purchase orders for the Products or that may only be purchased in quantities that exceed the amounts covered by the accepted purchase orders for the Products, or which are purchased in economic order quantities required to achieve Buyer’s requested pricing (referred to elsewhere herein as minimum order quantity materials or “MOQ”). All Long Lead Time Materials known as of the date of this Agreement will be documented on the Long Lead Time Materials List, which will be approved by Buyer within 10 days of this Agreement.

(b)

Buyer may direct Seller to purchase certain materials from vendors specifically identified by Buyer (“Buyer Controlled Materials”) on terms and conditions negotiated by Buyer with such vendor (“Buyer Controlled Materials Terms”). Buyer acknowledges that the Buyer Controlled Materials Terms will directly impact Seller’s ability to perform under this Agreement and to provide Buyer with the flexibility Buyer is requiring pursuant to the terms of this Agreement. In the event that Seller reasonably believes that the Buyer Controlled Materials Terms will create an additional cost that is not covered by this Agreement, then Seller will notify Buyer and the Parties will agree to either (a) compensate Seller for such additional costs, (b) amend this Agreement to conform to the Buyer Controlled Materials Terms or

(c)

amend the Buyer Controlled Materials Terms to conform to this Agreement, in each case at no additional charge to Seller. Buyer agrees to provide copies to Seller of all Buyer Controlled Materials Terms upon the execution of this Agreement and promptly upon execution of any new agreements with vendors for Buyer Controlled Materials. Buyer agrees not to make any modifications or additions to the Buyer Controlled Materials Terms or enter into new Buyer Controlled Materials supply agreements with vendors that will negatively impact Seller’s procurement activities under this Agreement.

(d)

In the event Buyer consigns components, materials, or supplies to be used by Seller in the manufacture of the Product (“Consigned Materials”), Buyer agrees to consign adequate quantities to timely manufacture Products and agrees to cover any reasonable production-related attrition at Buyer’s sole expense. Title to Consigned Materials remains at all times with Buyer and Seller has no obligation to purchase the Consigned Materials. Seller shall ensure that such Consigned Materials will be allocated part numbers to indicate Buyer’s ownership. Seller will bear responsibility for any damage or loss of Consigned Materials related to nonproduction causes such as handling or storage while they are on Seller’s premises.

(e)

The rescheduling or cancellation of an order shall not affect any Products that have been shipped by Seller prior to or on the date the Seller received the written notice of cancellation, nor Buyer’s obligation to purchase any Products in excess of the percentages shown in Section 2.3(c) above.

(f)

All reschedules to push out delivery dates that are outside of the parameters set forth in the table in Section 2.3(c) require Seller’s prior written approval, which, in its sole discretion, may or may not be granted. In addition, if Seller notifies Buyer that any inventory or materials has remained in Seller’s possession for more than ninety (90) days after an approved reschedule, then Buyer agrees to immediately purchase any affected inventory and materials upon receipt of the notice by paying the following costs (the “Costs”): (i) 110% of the cost of all affected inventory and materials in Seller’s possession and not returnable to the vendor or not usable for any other active customer, whether in raw form or work in process, less the salvage value thereof, (ii) 105% of the cost of all affected inventory and materials on order and not cancelable, (iii) any vendor cancellation charges incurred with respect to the affected inventory and materials accepted for cancellation or return by the vendor, (iv) the then current fees for any affected Product, and (v) reasonable expenses incurred by Seller related to labor and equipment specifically put in place to support the purchase orders and forecasts that are affected by such reschedule or cancellation (as applicable). In addition, any finished Products that have already been manufactured to support the original delivery schedule will be treated as cancelled.

(g)

If Seller notifies Buyer that such Product or inventory and materials has remained in Seller’s possession for more than thirty (30) days since such cancellation, then Buyer agrees to purchase from Seller such Product and inventory and materials by paying the Costs. If the quantity forecasted for in any period is less than the previous quantity forecasted over the same quarterly period from the previous year, then that amount will be considered canceled or rescheduled and Buyer will be responsible for any inventory or materials purchased or ordered by Seller to support the forecast as further provided in this Section 2.4. Products that have been ordered by Buyer and that have not been picked up in accordance with the agreed upon shipment dates shall be considered cancelled and Buyer will be responsible for such Products in the same manner as set forth in this Section 2.4. For purposes of calculating the amount of inventory and materials in the event a purchase order quantity is considered cancelled, the lead time for the purposes of this subsection 2.4(f) shall be calculated as the lead time at the time of (i) procurement of the inventory or materials; (ii) cancellation of the purchase order, or (iii) termination of this Agreement, whichever is longer.

(h)

Prior to invoicing Buyer for the amounts due pursuant to Section 2.4, Seller will use reasonable commercial efforts, for a period of thirty (30) days, to return unused inventory and materials, cancel pending orders for such inventory, and mitigate the amounts payable by Buyer. Buyer shall pay amounts due under this Section 2.4 within ten (10) days of receipt of an invoice. Seller will ship the Products, inventory and materials paid for by Buyer under this Section 2.4 to Buyer promptly upon said payment by Buyer. In the event Buyer does not pay within ten (10) days, Seller will be entitled to dispose of such Product, inventory and materials in a commercially reasonable manner and credit to Buyer any monies received from third parties. Seller shall then submit an invoice for the balance of the amount due and Buyer agrees to pay said amount within ten (10) days of its receipt of the invoice.

(i)

For the avoidance of doubt, Seller’s failure to invoice Buyer for any of the charges set forth in this Section 2.4 does not constitute a waiver of Seller’s right to charge Buyer for the same event or other similar events in the future, unless previously agreed by an authorized representative of Seller.

3.	STATEMENT OF WORK
3.1	Forward Production
(a)

Manufacturing Standards. Products shall be manufactured and assembled in compliance with Seller’s quality system that must comply with ISO 13485:2003, workmanship standards IPC610 – D Class B, and Buyer’s Specifications (defined below). If Buyer’s Specifications and Seller’s workmanship standards conflict, Buyer’s Specifications shall take precedence. Buyer may require that Seller purchase specific material or parts for the manufacture or assembly of the Products, or change the manufacturing process provided Buyer agrees in advance, in writing, to any adjustments, if any, to the price of the Products caused by the requirement to use a specific part, material, or manufacturing process and to purchase from Seller any Products, inventory or materials which are in excess of Buyer’s purchase order or forecast or have been made obsolete by the change. Seller will provide any results of FDA, FDB or ISO audits, findings and corrective action plans directly related to Buyers products.

(b)

Specifications. Buyer shall provide Seller with all written specifications necessary or useful for manufacturing the Product including the bill of materials (“BOM”), as exhibits to this Agreement (the “Specifications”), except where the Specifications are standards issued by a national or international standards body.

(c)

Configuration Control. Seller shall not make or incorporate any change in the specifications for the Products without prior written approval of the Buyer, which shall be obtained through Buyer’s established Engineering Change Order (“ECO”) process. All components used in production of Buyer’s Products are listed on Buyer’s Approved Vendors List (hereinafter “AVL”), with Buyer’s part number and approved vendors for that component. It is the responsibility of Seller to obtain an up-to-date copy of the AVL. Seller must put procedures in place within their quality system to ensure that all components purchased for use in production of Buyer’s Products are purchased from vendors listed on the AVL and otherwise in compliance with the AVL.

(d)	Testing and Troubleshooting
(e)

3.1.d.1. Seller will perform testing, troubleshooting and repair test failures per the Buyer’s test specifications. However, for those assemblies that are deemed as “no problem found,” the Buyer agrees to provide test engineering assistance to the extent required to repair the assembly or to identify the assembly as not repairable and to accept the assembly “as is” since no manufacturing or component defect could be determined.

(f)	3.1.d.2. Seller does not have any responsibility whatsoever for design defects.
(g)

Identification and Traceability. Seller shall maintain all records for the identification and traceability of products manufactured by Seller during all stages of receipt, production and distribution, as applicable to the Food and Drug Administration Code of Federal Regulations 21CFR820.60 and 21CFR820.65 for Quality Systems and any other applicable government rules and regulations.

(h)

Certifications. Seller will be responsible for obtaining and maintaining in current and good standing, at its expense, any licenses, or permits, and any regulatory or government approvals necessary for the performance by Seller of its obligations and exercise of its rights under this Agreement, including, without limitation, the manufacture of Products. At Buyer’s request, Seller will provide Buyer with reasonable copies of all such licenses, permits, and approvals to any governmental, quasi-governmental, or other regulatory or self-regulatory authorities.

(i)	Subcontracting. Seller may not subcontract or assign any of its obligations under this Agreement to a third party without Buyer’s prior written consent, which shall not be unreasonably withheld.
3.2	Reverse Logistics (consists of products meant for service and refurbishment)
(a)

Seller to provide end to end service for RMA process including spare parts, field replacement units and any other need per the Buyer’s requirements. Seller warrants and represents that all of Seller’s employees handling returned products contaminated with blood or other potentially biohazardous materials have been properly trained pursuant to the Occupational Safety and Health Administration’s guidelines and any other applicable industry safety standard for handling and disposal of medical devices, consumables, and parts thereof.

(b)	Reverse logistics material, labor, handling and profit costs will not be differentiated from Forward Production.
3.3

Insurance. Buyer will procure and maintain at its expense comprehensive general liability insurance with a reputable insurer in amounts of not less than $5 million per incident and $10 million annual aggregate for products liability and completed operations coverage, and $1 million per incident and $2 million annual aggregate for all other coverages. Such comprehensive general liability insurance will (i) provide product liability coverage, (ii) provide broad form contractual liability coverage extending to Buyer’s indemnification obligations under this Agreement, (iii) contain no products or completed operations exclusions, (iv) be an occurrence form and (v) name Seller and its affiliates as an additional insured. Buyer will maintain such insurance at all times during the Term of this Agreement and for a period of at least two (2) years thereafter. Buyer will provide Seller with written evidence of such insurance upon the request of Seller, and will provide Seller with written notice at least thirty (30) days prior to any cancellation, non-renewal, reduction or other material change in such insurance.

3.4

Seller will procure and maintain at its expense comprehensive general liability insurance with an insurer having an A.M. Best rating of A-7 or greater in amounts of not less than $1 million per incident and $2 million annual aggregate for products liability and completed operations coverage, and $1 million per incident and $2 million annual aggregate for all other coverages. Such comprehensive general liability insurance will (i) provide product liability coverage, (ii) provide broad form contractual liability coverage extending to Seller’s indemnification obligations under this Agreement, (iii) contain no products or completed operations exclusions, (iv) be an occurrence form and (v) name Buyer and its affiliates as an additional insured. Seller will maintain such insurance at all times during the Term of this Agreement and for a period of at least two (2) years thereafter. Seller will provide Buyer with written evidence of such insurance upon the request of Buyer and will provide Buyer with written notice at least thirty (30) days prior to any cancellation, non-renewal, reduction or other material change in such insurance.

4.	CHANGES
4.1

Changes Generally. All documentation, approved ECOs, configuration histories, inspection data, and acceptance test reports related to changes made pursuant to this Section 4 must be periodically archived and Restoration Robotics reserves the right to audit Supplier’s records and technical documentation to verify compliance (for example, in the event of an FDA compliance audit). Upon termination of the Agreement, for any reason, Supplier agrees to and shall provide Restoration Robotics with a complete technical documentation package within thirty (30) days from the date of termination.

4.2	Seller Changes.
(a)

Seller shall not incorporate any engineering change to the Products without Buyer’s prior written consent in accordance with Buyer’s established ECO process. Seller shall notify Buyer of any engineering change proposed by Seller to the Products, and shall supply a written description of the expected effect of the engineering change on the Products, including the possible effect on price, performance, safety, reliability and serviceability as part of the proposed engineering change. Buyer, at its discretion, may elect to incorporate or not to incorporate any Seller-proposed engineering change to the Product design. If any Seller-proposed engineering change is accepted by Buyer and is incorporated into the Product design resulting in reduced Product price, Seller and Buyer will share in the resulting cost savings, based on the following schedule:

0-60 days	100% to Seller
61-120 days	50% to Seller: 50% to Buyer
after 120 days	100% to Buyer
(b)

If a Seller-proposed engineering change is accepted by Buyer, the Parties agree to amend the unit price and purchase order accordingly, and the new product price shall apply to all Products delivered hereunder which include the Seller-proposed engineering change. Seller agrees that any and all Seller-proposed engineering changes shall belong to and be the exclusive property of the Buyer. Once the proposed engineering change is accepted by Buyer, Buyer assumes all liabilities for excess and obsolete inventory and materials resulting from such change that cannot be re-purposed by Seller as if such change had been proposed and adopted by the Buyer.

(c)

Buyer owns all the intellectual property rights related to the Products and all such rights in any enhancements, improvements, derivatives thereof and changes thereto. Seller hereby assigns to Buyer any and all intellectual property rights in and to Seller-proposed engineering changes to the Products. Seller reserves all rights not expressly granted to Buyer hereunder.

4.3	Buyer Changes.
(a)

Buyer may make engineering changes to the Products from time to time during the Term of this Agreement by written notification to Seller describing the details of the engineering change. Drawings, designs, and/or specifications required for the change shall also be supplied by Buyer. Buyer shall assume all liability for obsolete materials and products as if they were canceled pursuant to Section 2.3 as a result of an engineering change. Once the Parties have agreed upon any resulting unit price change as determined in Section 4.2(b), Seller shall incorporate the proposed engineering change into the Products on a schedule to be agreed to by the Parties. Seller shall not proceed to implement any proposed engineering change without Buyer’s written authorization.
(b)

Within five (5) business days of Buyer’s notification of a proposed engineering change, Seller shall provide Buyer with a written quotation, which includes any proposed increase or decrease in the unit price of the Products and excess and obsolete material. The Parties shall make a good faith effort to agree upon any change, which may apply to the unit price of the Product within thirty (30) days from the date of Buyer’s notification of the proposed engineering change, and this Agreement shall be amended accordingly. Buyer assumes all liabilities for excess and obsolete inventory and materials resulting from such change. Upon relief of all existing inventory, the associated cost savings will be provided to the Buyer.

(c)

Buyer owns all the intellectual property rights related to the Products and all such rights in any enhancements, improvements, derivatives thereof and changes thereto. Buyer reserves all rights not expressly granted to Seller hereunder.

5.	TOOLING AND TEST FIXTURES

Seller shall order and purchase all of the process tooling, assembly tools and test fixtures necessary or appropriate to manufacture the Products, except for tools consigned by Buyer and listed in Exhibit B. Seller must obtain Buyer’s approval before purchase of all tooling and fixtures necessary to manufacture the Products. Upon obtaining such approval from Buyer, Seller’s receipt and use of Buyer-approved tooling and test fixtures shall be deemed as Buyer’s acceptance of the process tooling, assembly tools and test fixtures. Upon termination of this Agreement and no later than 10 days after the date that Seller completes any agreed transition services pursuant to this Agreement, Seller shall ship to Buyer, FOB, Seller’s Manufacturing Plant, and at the expense of Buyer, all of the process tooling and test fixtures paid for by the Buyer or consigned to Seller. The tools must be packaged such that they will not be damaged during transport back to the Buyer.

6.	PURCHASE PRICE AND PAYMENT TERMS
(a)

Purchase Price. The prices for the Products shall be mutually agreed upon by both Parties. If, during the Term of this Agreement, changed prices are put into effect by mutual written agreement of the Parties, such prices shall apply only to all purchase orders issued by Buyer after the effective date of the changed prices.

(b)

Payment Terms. The purchase price for the Products, and all other related charges contemplated by this Agreement shall be due and payable thirty (30) days after the date of Seller’s invoice. All nonrecurring engineering (“NRE”) charges approved by Buyer shall be due and payable thirty (30) days after date of Seller’s invoice.

(c)	Credit Line. Seller, in its sole discretion, shall determine the amount of credit line to be granted to Buyer.
7.	PACKAGING. SHIPPING AND DELIVERY
7.1	Packaging. All Products shall be packaged for shipment per Buyer specifications, government regulations and other applicable standards.
7.2	Shipping.
(a)

All shipments shall be made FOB FCA shipping point at Seller’s Manufacturing Plant. Title to Products and risk of loss, damage or destruction shall pass from Seller to Buyer upon Seller’s delivery of the Products to the common carrier specified by the Buyer, or, if no instructions are given, Seller shall select the most appropriate carrier. Any such loss, injury or destruction shall not release Buyer from any obligation under this Agreement.

(b)	All shipments made to Seller for Buyer’s consigned or supplied material shall be made FOB FCA shipping point at Seller’s factory.
7.3	Delivery.
(a)

All orders shall be shipped complete. Seller shall immediately give Buyer oral and written advice of any prospective failure to ship the specified quantity of Products in time to meet the scheduled delivery date. Should only a portion of the Products be available for shipment by the delivery date, Seller shall consult with Buyer to obtain delivery instructions. Where Buyer allows Seller to make partial shipments, the shipments shall be applied against completion of the oldest open purchase order first.
(b)

If Seller ships any Product by a method other than as specified in the corresponding purchase order, Seller shall pay any resulting increase in the cost of freight incurred over the cost of freight which would have been incurred had Seller complied with Buyer’s shipping instructions.

(c)

If, due to Seller’s failure to make a timely shipment, the specified method of transportation would not permit Seller to meet the scheduled delivery date, the Products affected shall be shipped by air transportation or other expedient means acceptable to Buyer. Seller shall pay for any resulting increase in the freight cost over that which Buyer would have been required to pay if the specified method of transportation was used.

(d)

If Seller ships more Products than ordered in the purchase order, the amount of over-shipment may, at Buyer’s option, either be kept by Buyer for credit against future shipments or returned to Seller at Seller’s expense.

(e)

Seller shall obtain Buyer’s approval before making any delivery more than five (5) working days prior to the scheduled delivery date. If Seller ships more than five (5) working days in advance of the scheduled delivery date without Buyer’s approval, Buyer may return the Products to Seller at Seller’s expense.

8.	ACCEPTANCE
8.1

Acceptance. Acceptance of the Products shall be based upon the Product specifications. The Products shall be deemed irrevocably accepted unless Buyer gives Seller written notice of the failure to conform to the Product specifications within fifteen (15) working days of receiving the Products from Seller.

8.2

Rejection. Buyer shall give Seller written notice of any rejection based upon the condition, quality, quantity or grade of the Products. Failure to give such written notice within fifteen (15) working days of receipt shall constitute irrevocable acceptance of the Products. If Buyer provides the written notice specified in Section 8.1 and rejects Products within the fifteen (15) working day acceptance period, Seller, at its sole option, shall either repair or replace any Products, which fail to meet the Product Specifications. Seller agrees to pay all reasonable shipping costs related to the return of such Products to Seller and the shipping costs related to redelivering the replacement Products to Buyer and/or Buyer’s customers. The mode of shipment shall be via a standard commercial carrier.

9.	WARRANTIES, REMEDIES AND LIMITATION OF LIABILITY
9.1	Warranty.
(a)

Seller warrants to Buyer and any end users of the Product that, for a period of twelve (12) months from the date of delivery to the Buyer FOB Destination, each Product shall be free from defects, latent or otherwise, in materials and workmanship and shall have been produced in accordance with the manufacturing processes specified by Buyer and shall (a) conform, in all material respects, to the Specifications, standards, drawings, samples, descriptions, quality requirements, statements of work, and fit, form, and function requirements furnished, specified or approved by Buyer for the Products, (b) conform with Seller’s quality standards, (c) comply with all applicable laws. Seller also warrants that each of the Products shall be new and conveyed by Seller to Buyer with good title, free and clear of all encumbrances. “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. During such warranty period, Seller shall, at its sole discretion and at its expense, repair or replace the defective Products. Buyer’s exclusive remedy for breach of warranty shall be as set forth in this Section 9.1; provided that Seller shall repair or replace any affected Products for any recall of Products that results from any workmanship-related cause that could have been identified at the time of manufacture through the Buyer specified inspection and test procedures. Seller will use commercially reasonable efforts to obtain and pass through to Buyer a warranty with regard to the materials that the materials conform to the vendor’s specifications and/or with the Specifications and that the materials are free from defects in workmanship.

(b)

An “Epidemic Failure” will be considered to exist when return rate data indicates that five percent (5%) of Products shipped during any twelve (12) consecutive months has been proven to exhibit the substantially same major functional, mechanical, or appearance defect. Seller and Buyer will agree to a reasonable plan and allocation of costs to carry out the repair or replacement of affected Products shipped during said twelve-month period. Upon agreement, Seller will pay any claims for such costs by Seller if the problem is a result of a breach by Seller of its express limited warranty set forth in Section 9.1(a).

9.2

LIMITATION OF WARRANTY. EXCEPT AS EXPRESSLY STATED IN SECTION 8.1 AND 9.1, SELLER HEREBY DISCLAIMS ANY OTHER WARRANTIES OR CONDITIONS ON THE PERFORMANCE OF THE WORK OR THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH BUYER, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT. SELLER SHALL NOT BE RESPONSIBLE FOR ANY DEFECT CAUSED BY PRODUCT MISUSE.

9.3

NO OTHER LIABILITY. EXCEPT WITH REGARD TO A BREACH OF SECTION 14 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY “COVER” DAMAGES (INCLUDING INTERNAL COVER DAMAGES WHICH THE PARTIES AGREE MAY NOT BE CONSIDERED “DIRECT” DAMAGES), OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

THE FOREGOING SECTION 9 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

10.	INDEMNIFICATION
10.1

Seller shall defend, indemnify and hold harmless Buyer, Buyer’s officers, directors, employees, and Buyer’s Affiliates, subsidiaries, successors and assigns from and against all claims, demands, liabilities, losses, costs, fees, expenses (including reasonable attorney fees), damages and injuries of any kind or nature suffered or incurred as a result of a third party claim arising in connection with or resulting from: (i) personal injury, death or property damages to the extent it is incurred due to defects (other than defects caused by a Restoration Robotics design of the Products) in the Products Manufactured by Supplier pursuant to this Agreement, including Supplier’s failure to comply with the Specifications, (ii) breach by Supplier of representations and warranties provided in this Agreement, or Supplier’ failure to comply with federal, state or local laws, (ii) gross negligence or wrongful intentional act of Supplier or its representatives, employees or agents.

10.2

Buyer shall defend, indemnify and hold harmless Seller, Seller’s officers, directors, employees, and Seller’s Affiliates, subsidiaries, successors and assigns from and against all claims, demands, liabilities, losses, costs, fees, expenses (including reasonable attorney fees), damages and injuries of any kind or nature suffered or incurred as a result of a third party claim arising in connection with or resulting from: (i) personal injury, death or property damages to the extent it is incurred due to defects caused by a Restoration Robotics design of the Products, (ii) Buyer’s failure to comply with federal, state or local laws, (iii) gross negligence or wrongful intentional act of Buyer or its representatives, employees or agents, or (iv) infringement of United States patent but only to the extent such infringement is caused by the Restoration Robotics design. Notwithstanding the above, under no circumstances will Buyer have any indemnification obligations under this Section 10.2(iv) for any patent infringement claim based on any off-the-shelf Products, components or a la carte items supplied by Supplier to Buyer, or for any third-party claims under this subsection 10.2 to the extent such claims result from 1) use or combination of the Products with other items such as other equipment, processes, programming applications or materials not furnished by Buyer, 2) use of any Products not in accordance with Buyer’s written Specifications; or 3) modifications to Products not made by or at the express written direction of Buyer.

10.3

If Seller’s rights to Manufacture the Products under the terms of this Agreement are, or in Buyer’s opinion are likely to be, enjoined due to the type of claim specified in Section 10.2(iv) (infringement of

United States patent), then Buyer may, at its sole option and expense: (i) obtain for Supplier the right to continue to Manufacture such Product under the terms of this Agreement; (ii) replace or modify an infringing Product or portion thereof with a substantially functional equivalent so that it is no longer infringes; or (iii) if neither option (i) nor (ii) above cannot be accomplished despite Buyer’s reasonable efforts, then Buyer may terminate this Agreement in whole or, if practicable, with respect to the infringing Product or component. THE FOREGOING PROVISIONS OF THIS SECTION 10.3 SET FORTH BUYER’S SOLE AND EXCLUSIVE LIABILITY AND SUPPLIER’S SOLE AND EXCLUSIVE REMEDY FOR ANY THIRD-PARTY CLAIMS OF INFRINGEMENT.

10.4

10.4. A Party (the “Indemnitee”) that intends to claim indemnification under this Section 10 shall promptly notify in writing the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and provide Indemnitor an opportunity to elect to take over, settle or defend the same through counsel of the Indemnitor’s own choice (but reasonably acceptable to the Indemnitee) and under the Indemnitor’s sole discretion and at the Indemnitor’s own expense, and will make available to the Indemnitor in the event of such election, all defenses against such claims or actions, known or available to the Indemnitee. However, the Indemnitee shall have the right to participate in the defense against the indemnified claims with counsel of its choice at its own expense. The Indemnitor and the Indemnitee shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement, or discharge of any claim in respect of which indemnity is sought pursuant to this Agreement, including, without limitation, providing the other Party with reasonable access to employees and officers (including, without limitation, as witnesses) and other information.

10.5

The indemnity obligations in this Section 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is affected without the consent of the Indemnitor. However, if the Indemnitor receives a settlement offer that the Indemnitor rejects, the Indemnitor shall be responsible for any damages finally awarded or settlement amounts entered into to the extent based upon such claim. In no event shall the Indemnitor be entitled to settle any of the above-mentioned claims that could materially adversely affect the Indemnitee without the Indemnitee’s consent, provided however, that the Indemnitor may settle or compromise any such claim without a written consent of the Indemnitee only when such settlement or compromise includes an unconditional release of the Indemnitee.

10.6

In the event a claim is based partially on an indemnified claim described in this Section 10 and partially on a non-indemnified claim, or is based partially on a claim indemnified by Buyer and partially on a claim indemnified by Supplier, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party. In the event either Party is adjudged to have been grossly negligent or to have acted with willful misconduct in connection with such claim, such Party will not be entitled to be indemnified and held harmless under this Section 10.

11.	STOP WORK

In the event that Buyer fails to make timely payment at least sixty (60) days after the due date on any undisputed purchase order according to its payment terms and for as long as such payment remains overdue and payable, Seller shall be permitted to stop work on any and all outstanding purchase orders issued by Buyer, without penalty to Seller. Except in the event of termination by Seller pursuant to Section 12.1 or Section 12.2 below, Seller shall be obligated to re-commence work on outstanding purchase orders upon Buyer bringing overdue payment(s) current.

12.	TERMINATION
12.1	This Agreement may be terminated at any time upon the mutual written agreement of both Parties hereto.
(a)

Either Buyer or Seller may terminate this Agreement at any time upon one hundred twenty (120) days’ notice consistent with the terms in Section 1.1; provided, that either Buyer or Seller may terminate this Agreement at any time upon one hundred eighty (180) days’ notice during the Initial Term if Buyer’s quarterly forecasted demand for Products with substantially the same mix of products and SKUs as the preceding period falls below 75% of Buyer’s historical forecasted demand for the same period in the previous year.

(b)	Buyer may terminate this Agreement at any time upon one hundred eighty (180) days’ notice to Seller in the event of a change of control of Restoration Robotics. For purposes of this

Agreement, “Change of Control”, with respect to a Party, means the occurrence of any of the following events: (a) any consolidation or merger of the Party with or into any other entity in which holders of the Party’s outstanding equity interests immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain equity interests representing a majority of the voting power of the surviving entity or equity interests representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity, (b) the sale, transfer or assignment of securities of the Party representing a majority of the voting power of all of Party’s outstanding voting securities to an acquiring party or group, or (c) the sale of all or substantially all of Party’s assets. For the avoidance of doubt, an initial public offering of Buyer’s equity interests is not considered a Change of Control for the purposes of this Section 12 or the Agreement.

(c)

If Seller terminates, such termination must include the following: (a) formal written notification of intent to terminate and (b) a transition plan that provides for a period of one hundred eighty (180) days from Buyer’s receipt of the written notification of termination from Seller which includes (i) Product coverage for Buyer, and (ii) reasonable assistance to Buyer to transition Product manufacturing to Buyer or a third party.

(d)

Upon termination by either Party for any reason (including pursuant to Sections 12.2 and 12.3 below, Buyer agrees to purchase, and Seller agrees to sell, all materials, components and work-in-process, including Inventory and Products, provided that Products to be purchased shall not exceed a maximum of three months future build quantities, plus long lead components and/or components that Buyer authorized Seller to purchase as follows:

1.	Purchase all finished Products produced for valid purchase orders at the stated unit price; and
2.	Purchase any work-in-process materials mutually agreed upon by both Parties during the Term of the Agreement; and
3.	Purchase all materials at actual cost, including MOQ and excess inventory, procured by Seller or which are not cancelable or returnable (NCNR) to the vendor; and
4.	Reimburse Seller for any reasonable cancellation and/or related costs from its vendors as a result of Buyer’s cancellation; and
5.

Reimburse Seller for any verifiable and actual charges incurred because the cancellation caused Seller to not attain the annual usage supplied by Seller’s vendor and utilized in establishing material prices quoted under this Agreement. Seller must obtain written approval from an authorized representative of the Buyer before Seller agrees to a termination or cancellation fee if (i) Buyer is obligated to pay any cancellation or termination fee and (ii) such fee exceeds $1,000 per vendor.

6.

MOQ and NCNR Purchases: For certain Products removed from production due to Buyer’s request to cease production of such Products, Buyer is responsible for the cost of any excess inventory required to be purchased by Seller to MOQ or NCNR requirements. MOQs are the result of procurement processes where Seller must buy full reels, tubed and packaged components. MOQ will be designated as such in advance and excess liability exposure will be shared with Buyer on a regular basis. If a MOQ or NCNR is to exceed $1,000 in excess cost, written approval must be obtained from Buyer.

7.	All MOQ and NCNR purchase orders placed by Seller must be approved in writing by Buyer or Buyer’s authorized parties.

Seller agrees not to begin new production, or purchase more materials or components, without receiving written approval from Buyer, following receipt of a written notice of termination from Buyer. The cost for Products will be in accordance with the established pricing in effect at the time of termination. The cost of components will be limited to the actual purchase price paid by Seller for the components, plus mutually agreed upon material handling charges or supplier related charges, if any.

12.2	Termination for Cause by Seller. Seller shall have the right to cancel this Agreement and/or any active purchase orders:

(a)	Upon Buyer’s failure to pay outstanding invoices within ninety (90) days from the date of the invoice according to the payment terms set forth in Section 6(b); or
(b)

Upon thirty (30) days advance written notice to Buyer regarding Buyer’s material nonperformance or repudiation of any other substantive obligations of this Agreement (other than failure to pay any invoice) and Buyer’s failure to cure such nonperformance or repudiation within ninety (90) days after the written notice is received, or such additional cure period as the Seller may authorize in writing; or

(c)

Upon written notice from the Seller in the event Buyer has elected to close or dissolve its operation or is wound up and dissolved, becomes insolvent, or repeatedly fails to pay its debts as they become due, makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or for reorganization or is adjudicated as bankrupt or insolvent, or has a liquidator or trustee appointed over its affairs and such appointment shall not have been terminated and discharged within thirty (30) days thereof.

12.3	Termination for Cause by Buyer. Buyer shall have the right to cancel this Agreement and/or any active purchase orders:
(a)

Upon thirty (30) days advance written notice to Seller regarding Seller’s material nonperformance or repudiation of any substantive obligations of this Agreement and Seller’s failure to cure such nonperformance or repudiation within thirty (30) days after the written notice is received or such additional cure period as Buyer may authorize in writing; or

(b)

Upon written notice from Buyer in the event Seller has elected to close or dissolve its operation or is wound up and dissolved, becomes insolvent, or repeatedly fails to pay its debts as they become due, makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or for reorganization, or is adjudicated as bankrupt or insolvent, or has a liquidator or trustee appointed over its affairs and such appointment shall not have been terminated and discharged within thirty (30) days thereof.

13.	OTHER

Notwithstanding any provisions to the contrary, Sections 5, 6, 9, 10, 12.1(c), and 14 shall survive the termination of this Agreement. Except for a termination as described in Sections 12.2, the provisions of this Agreement will continue to apply to purchase orders accepted by Seller prior to the effective date of such termination or expiration. This Agreement shall constitute the entire agreement of the Parties with respect to the subject matter herein, supersedes any prior agreement or understanding, whether written or oral, relating thereto, and can be amended only by a writing that is executed and delivered by both Parties hereto. This Agreement shall be governed by the laws of the State of California notwithstanding the conflict of laws provisions of the State of California. Further, to the extent that either Party waives any right hereunder, it shall not be deemed to have waived any other right hereunder. Finally, this Agreement shall be binding upon successors and assigns of each Party hereto and may only be assigned with the prior written consent of the other Party.

14.	CONFIDENTIALITY

. “Confidential Information” means information or material, whether of technical nature, business nature or otherwise, including trade secrets, pertaining to any aspects of Buyer’s business which is commercially valuable to Buyer and not generally known or readily ascertainable. Confidential Information includes, without limitation, any and all technical and non-technical information including techniques, sketches, designs, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae; information related to the current, existing or contemplated or proposed Buyer’s products and services; information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists and information, business forecasts, sales and merchandising, pricing, marketing plans and information, as well as the terms of this Agreement; and any information or data developed pursuant to the performance of the Services. Confidential Information shall not include information which: (a) is or becomes public knowledge without any action by, or involvement of, Seller, as evidenced by written records of Seller; (b) is disclosed by Seller with the specific, prior written approval of Buyer; (c) is independently developed by Seller without use of Buyer’s Confidential Information; (d) is rightfully received by Seller from a third party who is authorized to make such disclosure without requiring confidentiality treatment; or (e) is disclosed publicly pursuant to any judicial or governmental order, provided that Seller gives Buyer sufficient prior notice to contest such order. All Confidential Information provided pursuant to this Agreement shall not be distributed, disclosed or disseminated in any way or form by Seller to anyone except its own employees who have a reasonable need to know such Confidential Information and who have been advised of the confidential nature and required to observe the terms and conditions hereof; nor shall Confidential Information be used by Seller for its own purpose, except for the purposes of exercising its rights or fulfilling its obligations under the Agreement. Neither Party shall communicate or otherwise disclose to the other Party, during the Term of this Agreement, confidential or proprietary information of third parties. Upon request of Buyer, copies and embodiments of all Confidential Information shall be promptly returned to Buyer by Seller, unless such copies are required to support existing Buyer’s purchase orders under the terms of this Agreement. Upon termination of this Agreement for any reason, Seller shall promptly return or deliver to Buyer all Confidential Information provided by Buyer, including all copies thereof, unless such copies are required to support existing Buyer’s purchase orders under the terms of this Agreement. Both Parties agree and acknowledge the existence of a confidentiality agreement entered into on April 24, 2015 between Buyer and Seller (“Confidentiality Agreement”). To the extent any terms in this Section 14 conflicts with the provisions in the Confidentiality Agreement, the terms of the Confidentiality Agreement shall control.

15.	RECORD RETENTION; AUDIT.
15.1

Seller shall keep adequate and current records of any development and content of all work product under this Agreement. Seller shall deliver all such records and other information, papers, manuals, drawings and documents coming into Seller’s possession or created by Seller in connection with providing services under this Agreement, as well as all tangible Restoration Robotics property (including, but not limited to, computer hardware and software, samples, prototypes, Tools, equipment, descriptions or video presentations, records and notebooks) to Buyer promptly upon termination of this Agreement. Seller shall establish and maintain complete and accurate books, records and a reasonable accounting system that readily identifies Seller’s assets, financial health, costs of goods, and the ability for Seller to comply and fulfill Seller’s obligations under this Agreement. Supplier shall keep such books and records available for inspection during the Term of this Agreement and for a period of three (3) years following termination of this Agreement.

15.2

During the Term of this Agreement, Buyer’s employees or independent auditors selected by Buyer and reasonably acceptable to Seller shall be provided reasonable access to facilities at which Products are manufactured and packaged to enable such employees or independent auditors to audit manufacturing and packaging performance, including an analysis of Seller’s conformity with manufacturing, packaging and quality requirements, including those mandated by the applicable regulatory authorities and Seller’s compliance with this Agreement. Such audits will be conducted during normal business hours and in a manner so as not to unreasonably disrupt Seller’s operations. Buyer will provide Seller with reasonable prior written notice of an audit. Seller will cooperate in the audit, will provide the information reasonably required to conduct the audit available on a timely basis and will assist the designated employees of Buyer or its independent auditors as reasonably necessary.

16.	ASSIGNMENT AND CHANGE OF CONTROL

Buyer and Seller hereby agree that neither Party may assign or transfer this Agreement or any interest herein or any rights or obligations hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, however, that Buyer may assign its rights and obligations to an entity controlling, controlled by or under common control with Buyer, or to Buyer’s successor in interest, or to any party to which Buyer sells the portion of its business which relates to the Products.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the duly authorized representatives of Buyer and Seller have executed this Agreement on the dates shown below:

SELLER: NPI SOLUTIONS_____________________	BUYER: RESTORATION ROBOTICS, INC.
By: /s/ Kevin Andersen____________________	By:/s/ Gabe Zingaretti_____________
Name:Kevin Andersen_______________________	Name:Gabe Zingaretti________________

Title:President____________________________	Title:COO________________________
Date: November 19, 2018____________________	Date:November 20, 2018_____________